Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-238617-02 on Form S-3 of our report dated March 1, 2022, relating to the financial statements of Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc. appearing in the June 7, 2022 Current Report on Form 8-K of CenterPoint Energy Resources Corp.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 5, 2022